Exhibit 99.1

Media contact:

Karla Olsen,

director, corporate

communications

Phone: 888.613.0003

FAX: 316.261.6769

karla.olsen@WestarEnergy.com

Investor contact:

Bruce Burns,

director, investor relations

Phone: 785.575.8227

bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES $100 MILLION PUBLIC OFFERING

OF FIRST MORTGAGE BONDS DUE 2047

TOPEKA, Kan., May 10, 2007—Westar Energy, Inc. (NYSE:WR) today announced it intends to offer $100 million of First Mortgage Bonds, Series due 2047 pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. The aggregate principal amount of bonds actually sold will depend on market conditions. Westar will pay interest quarterly beginning August 15, 2007. The bonds will mature on May 15, 2047, and may be redeemed, at Westar’s option, in whole or in part on or after May 15, 2012. Payment of principal and interest on the bonds will be insured by Financial Guaranty Insurance Company. It is anticipated that S&P’s, Moody’s and Fitch will assign the bonds the ratings “AAA,” “Aaa” and “AAA,” respectively. Such ratings reflect only the views of such ratings agencies, and are not recommendations to buy, sell or hold the bonds. The bonds will be issued in minimum denominations of $25 and multiples of $25. Westar intends to apply to list the bonds on the New York Stock Exchange.

Westar expects to use the net proceeds of the bonds to repay revolver borrowings under Westar’s Second Amended and Restated Credit Agreement, and the remainder, if any, for working capital and for general corporate purposes including, but not limited to, funding operations and acquiring capital equipment.

Westar Energy announces $100 million public offering of FMB	Page 2 of 2

Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC are joint-bookrunning managers, UBS Securities LLC is the senior co-manager and Banc of America Securities LLC, Barclays Capital Inc. and Deutsche Bank Securities Inc. are co-managers for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the offered bonds, nor shall there be any sale of such bonds in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state. The offering of the bonds will be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained by contacting Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Wachovia Capital Markets, LLC toll-free at 1-800-289-1262.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 669,000 customers in the state. Westar Energy has about 6,100 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.